Exhibit 99.1

NEWS RELEASE

CONTACT:
Edward B. Kornfeld
Chief Executive Officer
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300

FOR IMMEDIATE RELEASE

PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
AND YEAR ENDED DECEMBER 31, 2007

Syosset, NY - March 28, 2008, - Porta Systems Corp. (OTC.BB:PYTM) today reported operating loss from continuing operations for the quarter ended December 31, 2007 of $1,137,000 compared to operating income from continuing operations of $618,000 for the quarter ended December 31, 2006. The Company recorded a net loss from continuing operations of $1,694,000, ($0.17) per share (basic and diluted), versus a net income from continuing operations of $256,000, $0.03 per share (basic and diluted), for the quarters ended December 31, 2007 and 2006, respectively.

The Company reported operating loss from continuing operations for the year ended December 31, 2007 of $81,000 compared to operating income from continuing operations of $3,814,000 for year ended December 31, 2006. The Company recorded a net loss from continuing operations of $2,223,000, ($0.22) per share (basic and diluted) versus net income from continuing operations of $2,511,000, $0.25 per share (basic and diluted) for the year ended December 31, 2007 and 2006, respectively. Net loss for the year ended December 31, 2007, including a loss from discontinued operations of $521,000, was $2,744,000, ($0.27) per share (basic and diluted), compared to net income of $2,182,000, including a loss from discontinued operations of $329,000, $0.22 per share (basic and diluted) for the year ended December 31, 2006.

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Porta Systems Corp. Press Release	Page 2
March 28, 2008

As of June 30, 2007, the Company completely discontinued the operation of its OSS business and wrote off the remaining OSS assets and incurred losses related to the discontinued OSS operations in the amount of $521,000. The OSS operating loss for the quarter and year ended December 31, 2006 was $84,000 and $329,000, respectively. There was no activity for the quarter ended December 31, 2007.

Sales from continuing operations were $5,898,000 for the quarter ended December 31, 2007 versus $7,779,000 for the quarter ended December 31, 2006. Copper Connection/Protection sales were $4,701,000 for the quarter ended December 31, 2007 versus $5,880,000 for the quarter ended December 31, 2006. The decrease in sales for the year ending December 31, 2007 is the result of a decline in orders from British Telecommunications that was partially offset by higher sales of connection and protection products to North America customers. During the year, we experienced a significant drop-off in our orders from British Telecommunications’ systems integrators, although direct sales to British Telecommunications increased. Signal Processing sales for the quarter ended December 31, 2007 were $1,197,000 versus $1,561,000 for the quarter ended December 31, 2006. The decline in Signal revenue was primarily due to the deferral of anticipated orders from the military sector resulting from Congress' failure to approve the U.S. military budget until late 2007.

Sales from continuing operations were $27,820,000 for the year ended December 31, 2007 versus $32,818,000 for the year ended December 31, 2006. Copper Connection/Protection sales for the year ended December 31, 2007 were $22,929,000 versus $27,188,000 for the year ended December 31, 2006. This decrease in sales for the year is due to a decline in orders from British Telecommunications systems integrators for DSL products that was partially offset by higher demand for connection and protection product from North America customers. Signal Processing sales for the year ended December 31, 2007 were $4,891,000 versus $5,292,000 for the year ended December 31, 2006. The decline in Signal revenue was primarily due to the deferral of anticipated orders from the military sector resulting from Congress' failure to approve the U.S. military budget until late 2007.

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Porta Systems Corp. Press Release	Page 3
March 28, 2008

The overall gross margin from continuing operations was 22% for the quarter ended December 31, 2007, compared to 31% for the quarter ended December 31, 2006. Gross margin for the year ended December 31, 2007 was 29% compared to 33% for the year ended December 31, 2006. The decrease is primarily related to a change in volume and product mix sold to British Telecommunications from the higher gross profit DSL products to the lower margin local loop unbundling products, less efficient absorption of manufacturing overhead due to the lower level of revenue and set-up costs for new products at our assembly facility in Mexico.

Operating expenses from continuing operations for the quarter ended December 31, 2007 increased by $647,000 (37%) from 2006. For the year ended December 31, 2007, operating expenses increased by $1,121,000 (16%) when compared to the year ended December 31, 2006. The increase for the quarter and year ended December 31, 2007 relates primarily to increased expenses for general and administrative expenses primarily related to the Company’s efforts pertaining to the debt restructuring, increased commission expenses on connection/protection sales to North American customers and increased promotional expenses. In addition we increased research and development for our Line connection/protection business for the development of new products for the European and North America markets and to enhance our existing line products.

Interest expense increased for the quarter and year ended December 31, 2007 by $240,000 and $922,000, respectively. These increases are primarily due to additional interest expenses of $340,000 and $833,000 for the quarter and twelve months, respectively, accrued on our senior debt under the terms of our senior debt extension agreement. We do not accrue interest on the entire amount of the senior debt of approximately $24,373,000 under the terms of our agreement with our senior debt holder.

The Company’s Copper Connection/Protection business unit had an operating loss of $657,000 and an operating income of $1,724,000 during the fourth quarter and the year ended December 31, 2007, respectively. The Signal Processing unit had an operating profit of $245,000 and $1,178,000 during the fourth quarter and the year ended December 31, 2007, respectively.

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Porta Systems Corp., Press Release	Page 4
March 28, 2008

On February 7, 2007, Cheyne Special Situations Fund L.P. (“Cheyne”) purchased our senior debt of approximately $23,373,000 from SHF IX, LLC and subsequently extended the maturity of the senior debt through May 1, 2008. During the quarter ending December 31, 2007, the company borrowed an additional $1,000,000 from Cheyne in order to meet current working capital requirements. The loan, along with the previously existing senior debt, matures on May 1, 2008. We are engaged in negotiations to restructure our senior and subordinated debt, and we anticipate that any such restructuring will result in a very significant dilution in the interests of the holders of our common stock and will require the approval of our common stock holders and the holders of our subordinated debt. If we are unable to obtain the necessary consent, we may be unable to effect the restructuring of our debt. If the senior debt holder does not extend the maturity date of our obligations or demands payment of all or a significant portion of our obligations due to the senior lender, we will be forced to seek protection under the bankruptcy laws.

Porta Systems Corp. develops, designs, manufactures and markets a range of standard and proprietary telecommunications equipment for sale domestically and internationally. Our core products, focused on ensuring communications for service providers worldwide, fall principally into two categories; voice and data connection and protection equipment (sold to telephone operating companies, customer premise providers and installers and security providers and installers) , and signal processing equipment (sold principally for use in defense and aerospace applications, and support copper wire-based communications systems).

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such

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Porta Systems Corp., Press Release	Page 5
March 28, 2008

forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2007 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2007. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

-See accompanying table-

Porta Systems Corp. and Subsidiaries

Condensed Consolidated Statement of Operations
Quarter and Year ended December 31,
(in thousands except per share amounts)

	Quarter ended December 31,			Year ended December 31,
	2007		2006	2007	2006

Sales		$5,898	$7,779	$27,820	$32,818

Gross profit		1,277	2,385	8,060	10,834

Total operating expenses		2,414	1,767	8,141	7,020

Operating income (loss)		(1,137)	618	(81)	3,814

Interest expense, net of interest and other
income		(537)	(339)	(2,066)	(1,185)

Income (loss) before income taxes		(1,674)	279	(2,147)	2,629

Income tax expense		(20)	(23)	(76)	(118)

Income (loss) from continuing operations		(1,694)	256	(2,223)	2,511

Discontinued operations:
Loss from discontinued operations		-	(84)	(521)	(329)

Net income (loss)		$(1,694)	$172	$(2,744)	$2,182

Per share data:

Basic per share amounts:

Continuing operations		$(0.17)	$0.03	$(0.22)	$0.25
Discontinued operations		-	(0.01)	(0.05)	(0.03)

Net income (loss) per share:		$(0.17)	$(0.02)	(0.27)	$0.22

Weighted average shares
outstanding		10,054	10,054	10,054	10,054

Diluted per share amounts:

Continuing operations		$(0.17)	$0.03	$(0.22)	$0.25
Discontinued operations		-	(0.01)	(0.05)	(0.03)

Net income (loss) per share:	$	(0.17)	$(0.02)	(0.27)	$0.22

Weighted average shares
outstanding		10,054	10,103	10,054	10,103